Exhibit 99.1

FOR IMMEDIATE RELEASE

SolarCity Announces Pricing of Securitization

SAN MATEO, Calif., Nov. 13, 2013—SolarCity® (Nasdaq: SCTY) today announced the pricing of the offering by its wholly-owned subsidiary, SolarCity LMC Series I, LLC, of $54,425,000 aggregate principal amount of Solar Asset Backed Notes, Series 2013-1 (the “notes”). The notes were priced on November 13, 2013 and were offered only to persons who are both (i) qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended, and (ii) qualified purchasers as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, for purposes of Section 3(c)(7) of such Act.

The sale of the notes is expected to close on November 21, 2013, subject to customary closing conditions.

The notes will have an interest rate of 4.80% and a scheduled maturity date of December 21, 2026.

The notes will be secured by, and payable solely from the cash flow generated by, a pool of photovoltaic systems and related leases and power purchase agreements and ancillary rights and agreements that will be owned by SolarCity LMC Series I, LLC. These notes will represent obligations solely of SolarCity LMC Series I, LLC, and will not be insured or guaranteed by SolarCity Corporation or any other affiliate thereof, or by any other person or entity.

The securities priced today have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, and there shall not be any offer or sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

Media Contact	JonathanBass
(650) 963-5156
press@solarcity.com